Exhibit 10.20

Amendment to Settlement Agreement

This Amendment to the Settlement Agreement, dated November 7, 2022 (including all exhibits hereto, this “Amendment”), is by and among Lifeway Foods, Inc. (the “Company”) on the one hand and Edward Smolyansky (“Mr. Smolyansky”) and Ludmila Smolyansky (“Mrs. Smolyansky” and, together with Mr. Smolyansky, the “Shareholders”) on the other hand (each, a “Party” and, collectively, the “Parties”).

WHEREAS, the Parties have previously entered into that certain Settlement Agreement, dated as of July 27, 2022 (the “Agreement”); and

WHEREAS, the Company and Mrs. Smolyansky desire to enter into that certain Common Stock Purchase Agreement, dated as of November 7, 2022 (the “Purchase Agreement”), pursuant to which Mrs. Smolyansky will sell to the Company, and the Company will purchase from Mrs. Smolyansky, certain shares of the Company’s common stock held by Mrs. Smolyansky and the Shareholders will execute and deliver this Amendment; and

WHEREAS, the Parties desire to, among other things, amend the terms of the Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Purchase Agreement, and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby covenant and agree as follows:

1.                  All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement except that all references to the “2022 Annual Meeting” shall deemed to be references to the “Annual Meetings”.

2.                  Section 1 of the Agreement is hereby amended by deleting in its entirety the phrase “at the 2022 annual meeting of the shareholders (together with any postponements, adjournments or other delays thereof, the “2022 Annual Meeting”)” and replacing it with the following:

“at each annual meeting of the shareholders during the Term (as defined below) (together with any postponements, adjournments or other delays thereof, each an “Annual Meeting)”

3.                  Section 1 of the Agreement is hereby amended by deleting in its entirety the phrase “, which approvals shall not be unreasonably withheld” and replacing it with the following:

“, which approvals shall not be unreasonably withheld, and the Board shall promptly thereafter appoint such substitute person as a director of the Company”

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4.                  Section 2 of the Agreement is hereby deleted it in its entirety and replaced with the following:

“The Shareholders agree to appear in person or by proxy and vote (a) all shares of common stock of the Company (the “Common Stock”) beneficially owned (in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), individually or otherwise, and controlled by each of the Shareholders and over which the Shareholders have power and authority to vote (“Voting Shares”) in accordance with the recommendations of the Board at any special or annual meeting of the shareholders of the Company with respect to each proposal not related to the sale of the Company or all or substantially all of the assets of the Company and (b) their Voting Shares in proportion to the vote of the other shareholders of the Company with respect to any proposal related to the sale of the Company or all or substantially all of the assets of the Company, or, in case of either (a) or (b) of this Section 2, at the request of the Company delivered at least five (5) business days prior to the date of the applicable special or annual meeting of the shareholders of the Company, to appear in person and to give their proxy to the Company-appointed proxies to be voted in accordance with this Section 2 in their capacities as such attaching without instruction as to how to vote on any such proposal. Mr. Smolyansky hereby agrees to consent to and approve the voting of shares of Common Stock held by Smolyansky Holding LLC in a manner such that fifty percent (50.0%) of such shares are voted in accordance with the preceding sentence, and the remaining fifty percent (50.0%) of such shares are voted in accordance with the direction of the other manager(s) of Smolyansky Holding LLC.”

5.                  The introductory language in Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“From the date hereof through and including the date that is the earlier of (i) the day of the Company’s 2024 annual meeting of shareholders and (ii) the date of any material breach by the Company of its obligations under Sections 1 and 5 of this Agreement, other than a breach resulting from any Shareholder, provided that (if such breach is curable) the Company has received ten days prior written notice of such breach and such breach has not been cured prior to the expiration of such ten day period (the “Term”), other than in their respective capacities as a director of the Company or otherwise in accordance with this Agreement, the Shareholders shall not, without the prior written consent of the Company:”

6.                  A new Section 22 as set forth below is hereby included in the Agreement:

“22. Subject to the expiration or waiver of the right of first refusal (the “Danone ROFR”) of Danone North America PBC and its affiliates (collectively, “Danone”) pursuant to that certain Stockholders’ Agreement, dated as of October 1, 1999, as amended from time to time (the “Stockholder Agreement”), by and among Danone, the Company and certain members of the Smolyansky family, including the Shareholders, no Shareholder shall, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of (“Transfer”) shares of Common Stock except in accordance with the provisions of this Section 22.

(a)       On or after the date on which a Shareholder contemplating a Transfer of Common Stock (in such case, a “Selling Shareholder”) provides notice to Danone of a proposed transfer pursuant to Section 4.01 of the Stockholders Agreement (a “Transfer Notice”), the Selling Shareholder shall provide a copy of the Transfer Notice to the Company.

(b)       Subject to the Danone ROFR, the Company shall have the right (the “Company ROFR”), exercisable by written notice given to the Selling Shareholder within 16 business days after its receipt of such Transfer Notice, to purchase (or to cause another person designated by the Company to purchase) all, but not less than all, of the Common Stock specified in the Transfer Notice, at the purchase price and on the other terms set forth therein. If the consideration specified in the Transfer Notice includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included as part of such consideration plus the value (as jointly determined by internationally recognized independent public accountancy firms selected by each of the Company and the Selling Shareholder or, in the event such firms are unable to agree, a third internationally recognized independent public accountancy firm to be selected by the first two such firms) of such other property included in such consideration, and the date by which the Company must exercise the Company ROFR shall be extended until five business days after the determination of the value of the property included in the consideration.

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(c)       If the Company exercises the Company ROFR, the closing of the purchase of the Common Stock with respect to which such right has been exercised shall take place within 10 business days after the Company gives notice of such exercise; provided that if any approval of or notice to any governmental agency or the Company’s shareholders is required in connection with such purchase of Common Stock, the Selling Shareholder and the Company shall use all reasonable efforts to obtain such approvals or to provide such notices and the closing shall take place within five business days after receipt of the last such approval and expiration of any required waiting periods.

(d)       If Danone does not exercise the Danone ROFR under the Stockholder Agreement and the Company does not exercise the Company ROFR within the time specified for such exercise, the Selling Shareholder shall be free during the 90-day period following the expiration the Danone ROFR, but only during such period, to sell the Common Stock specified in the applicable Transfer Notice to the person specified therein (the “Purchaser”) for the consideration (or at any price in excess thereof) and on substantially the same terms (or on other terms more favorable to the Selling Shareholder) specified therein; provided, however, that (i) such Purchaser’s offer constituted a bona fide, arm’s length offer, (ii) at the request of the Company, the Selling Shareholder shall have obtained an opinion from an internationally recognized investment bank, selected jointly by the Company and the Selling Shareholder, to the effect that the consideration to be paid by such Purchaser per share of Common Stock falls within a reasonable range of valuations therefor, (iii) such Purchaser’s ownership of the Common Stock could reasonably be expected, in the opinion of the Board, to materially disadvantage the business of the Company and its subsidiaries or could reasonably be expected to have an adverse effect on the future profitability of the Company and its subsidiaries, taken as a whole.

(e)       The Company’s ROFR shall not apply to (i) any proposed Transfer by a Shareholder if the amount of shares to be so Transferred when combined with all other Transfers of Common Stock by the Shareholders during the calendar year does not equal or exceed 2% of the shares of Common Stock issued and outstanding as of the date of the Transfer Notice delivered in connection such proposed Transfer, (ii) any proposed Transfer by a Shareholder to an immediate family member or a trust in which the beneficiary is the Shareholder or an immediate family member of such Shareholder; (iii) any proposed Transfer by a Shareholder to a charitable organization; provided that in the case of clauses (ii) and (iii) the transferee shall have agreed to be bound by the terms of this Agreement; or (iv) any proposed Transfer to Danone.

No transferee (other than a Shareholder) of Common Stock be entitled to any of the rights set forth under this Agreement by virtue of its ownership of such Common Stock.

(f)       Any attempted Transfer in violation of this Section 22 shall be null, void and of no force and effect, and the Company shall not give effect to any such attempted Transfer.”

7.                  All references to the Agreement in future correspondence or notices shall be deemed to refer to the Agreement as modified by this Amendment.

8.                  Except as expressly modified or amended by this Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed.

9.                  This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the other Parties hereto. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail in portable document format (pdf) shall be equally as effective as delivery of an original executed counterpart of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Amendment to Settlement Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

LIFEWAY FOODS, INC

By:	/s/ Julie Smolyansky
Name: Julie Smolyansky Title: Chief Executive Officer

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SHAREHOLDERS

/s/Edward Smolyansky
Edward Smolyansky

/s/ Ludmila Smolyansky
Ludmila Smolyansky

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